Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form F-3) and related Prospectus of iQIYI, Inc. for the registration of debt securities and Class A ordinary shares and to the incorporation by reference therein of our reports dated March 12, 2020, with respect to the consolidated financial statements of iQIYI, Inc., and the effectiveness of internal control over financial reporting of iQIYI, Inc., included in its Annual Report (Form 20-F) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young Hua Ming LLP

Ernst & Young Hua Ming LLP

Beijing, The People’s Republic of China

December 15, 2020